                                                                    EXHIBIT 10-M



                    TERMINATION AGREEMENT AND GENERAL RELEASE



         THIS TERMINATION AGREEMENT AND GENERAL RELEASE (the "RELEASE") is made and entered into as of this 20th day of March, 2003 (the "EFFECTIVE DATE"), by and between TruServ Corporation, a Delaware corporation (the "COMPANY"), and Robert Ostrov ("OSTROV").


                                 R E C I T A L S

         A. Ostrov has been employed by the Company as its Senior Vice President, Chief Administrative Officer and General Counsel.

         B. Ostrov has resigned his employment with the Company and has resigned from all other positions he held with the Company.

         NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

         1. Termination of Employment. Effective the close of business on February 14, 2003, Ostrov and the Company agree that Ostrov resigned his employment with the Company and has resigned from all other positions he held with the Company, including Corporate Secretary and any board seats he may hold on the Company's behalf, and the Company has accepted each and all such resignations. Ostrov's letter of resignation is attached to this Release. Ostrov further agrees that he will not hereafter seek reinstatement, recall or re-employment with the Company. All Company property, including electronic and paper documents, in Ostrov's possession shall be returned to the Company on or before February 14, 2003.

         2. Payments. As a termination payment, Ostrov shall receive the following amounts and entitlements in connection with this Release:

         (a) Salary Continuation. The Company shall continue to pay Ostrov his base salary, as in effect on February 14, 2003, for a period of twenty-four (24) months (the "SEVERANCE PERIOD") in accordance with the Company's payroll policy from time to time in effect, with the first such installment to be paid to Ostrov on the first payroll date on or after March 1, 2003 (or, if later, on the date this Release becomes effective as described in Paragraph 10(c)). One Thousand dollars ($1,000) of the termination payment hereunder shall be in consideration of the release of any claim under the Age Discrimination in Employment Act of 1967, as amended, and as described in Paragraph 3 hereof, and Ostrov agrees that such consideration is in addition to anything of value to which he is already entitled. The remainder of the amounts and entitlements to be made under this Paragraph 2 shall be in consideration of the release of all other claims described below in Paragraph 3, the Protective Agreement described in Paragraph 7, and the obligations described in Paragraph 13.

         (b) Bonus. Ostrov shall receive incentive pay of $129,256 under the Key Associates Incentive Plan For 2002 (the "2002 PLAN"); provided, however, that if the Company attains certain previously agreed upon performance targets on or before April 3, 2003, then the amount of the incentive pay shall be $146,722. The incentive pay shall be payable in a single lump sum at the same time such incentives are paid by the Company to all other employees of the Company receiving incentives under such program. The foregoing notwithstanding, Ostrov agrees that he is not eligible for any other special performance bonuses.

         (c) Vacation/Expenses. Ostrov agrees that on the date he resigned, he was entitled to a payment of $19,410.96 for seventeen (17) days of accrued but unused vacation. Such payment shall be made to Ostrov no later than the first payroll date in March, 2003. Ostrov acknowledges and agrees that, in reconciling expense reimbursements, he owes the Company $1,680, which amount shall be repaid to the Company through a reduction in the first salary continuation payment hereunder.

         (d) Medical and Dental Benefits. Ostrov may elect to continue his medical and dental insurance coverage, as mandated by COBRA, which may continue to the extent required by applicable law. If Ostrov elects such insurance coverage under COBRA, the Company agrees that it shall, during the COBRA continuation period, pay for such coverage at the same rate the Company pays for medical and dental insurance coverage for its active employees under its group medical and dental plan (with Ostrov required to pay for any employee paid portion of such coverage). Nothing herein shall be construed to extend the period of time over which any COBRA continuation coverage may be provided to Ostrov and/or his dependents beyond that mandated by law.

         (e) SERP. Ostrov acknowledges and agrees that the total benefit to which he is entitled under the Company's non-qualified Supplemental Retirement Plan (the "SERP") is equal to $421,450.21 (the "SERP BENEFIT"). The SERP Benefit shall be payable to Ostrov in a single sum within forty-five (45) days of the Effective Date.

         (f) Outplacement. The Company shall pay for up to $10,000 of outplacement services for Ostrov, to be provided by an outplacement service provider selected by the Company. It is agreed that the Company's sole obligation in this respect is to pay, directly to the outplacement firm, for such outplacement services, as contracted with the provider. Any dispute between Ostrov and the outplacement agency shall be deemed a dispute solely between Ostrov and the outplacement agency and shall not in any way be construed as a breach of this Release.

         (g) Withholding. The Company and Ostrov acknowledge and agree that all payments made pursuant to this Paragraph 2 are "wages" for purposes of FICA, FUTA and income tax withholding and the Company shall therefore withhold from any payments hereunder the amounts it determines to be necessary to satisfy all tax withholding obligations.

(h) Other. Except as otherwise set forth in this Paragraph 2, no other sums (contingent or otherwise) shall be paid to Ostrov in respect of his employment by the Company, or as additional termination amounts, and any such sums or amounts (whether or not owed) are hereby expressly waived by Ostrov. The foregoing notwithstanding, (i) Ostrov shall be entitled to receive a payment of $2,500 for 2002 tax preparation services; (ii) Ostrov shall be entitled to receive his account balance, if any, under the Company's Section 401(k) Plan (including any matching contributions required to be made thereunder for the 2002 Plan Year) and the Company's Defined Lump Sum Pension Plan in accordance with the terms of such Plans; and (iii) in the event of Ostrov's death prior to his receipt of all the benefits to which he is entitled hereunder, Ostrov's estate shall continue to receive any amounts due him under this Paragraph 2 so long as, on the date of such death, Ostrov is not engaged in substantially full-time employment or substantially full-time work.

         3. General Release. As a material inducement to the Company to enter into this Release and in consideration of the payments to be made by the Company to Ostrov in Paragraph 2 above, Ostrov, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges the Company, its shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the "RELEASED PARTIES") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matter and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. Section 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the Illinois Wage Payment and Collection Act; the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim (including, but not limited to, any claims arising under that certain Employment Letter dated January 20, 1997, under any company severance policy or plan, and under any Long Term Incentive Plan or similar program), claim for equity or phantom equity, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company. Ostrov further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Ostrov hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois.

         4. Covenant Not to Sue. Ostrov, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 hereof, and further agrees that this Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, Ostrov will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding. The foregoing notwithstanding, this Paragraph 4 shall not preclude Ostrov from (i) filing a claim with respect to the enforcement of the terms of this Release, (ii) receiving vested benefits under any employee pension plan, as defined in Section 3(2) of ERISA; and (iii) enforcing rights, if any, to indemnification as may be provided for under the Company's by-laws or under any directors' and officers' liability insurance.

         5. Indemnification. Ostrov will fully indemnify the Company and its shareholders, members, managers, officers, directors, employees and independent contractors against and will hold its shareholders, members, managers, officers, directors, employees and independent contractors harmless from any and all claims, costs, damages, demands, expenses (including without limitation attorneys' fees), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to any material breach or failure by Ostrov to comply with any or all of the provisions of this Release.

         6. Representations. From and after February 3, 2003, Ostrov represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Company or its products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Company's behalf). Ostrov further represents that he has not destroyed, deleted or otherwise removed from the Company any property belonging to the Company and agrees that he will not destroy, delete or otherwise remove from the Company any property belonging to the Company. From and after February 3, 2003, Pamela Forbes Lieberman and Amy Mysel represent that they have not made, and agree that they will not make, to any third party any disparaging, untrue or misleading written or oral statements about or relating to Ostrov. Ostrov acknowledges that his continuing entitlement to payments and benefits under Paragraph 2 of the Release shall be conditioned upon his continuing compliance with Paragraphs 6, 7, 10(a) and 13 of the Release and any violation of Paragraphs 6, 7, 10(a) or 13 by Ostrov shall terminate the Company's obligation to continue to make payments and provide benefits under Paragraph 2.

         7. Protective Agreement.

                  (a) Confidentiality. Ostrov agrees that he will not, for any reason whatsoever, whether voluntarily or involuntarily, use for himself or disclose to any person any "CONFIDENTIAL INFORMATION" of the Company acquired by Ostrov during his relationship with the Company and its predecessors. Confidential Information includes but is not limited to: (a) any financial, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, broker, supplier or other information of the Company; (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists or documents of the Company; (c) any matters relating to the legal affairs of the Company or matters relating to the activities of the Company's Board of Directors; (d) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (e) any other information, written, oral or electronic, which pertains to the Company's affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information does not include (i) information properly in the public domain, or (ii) information in Ostrov's possession prior to the date of his original employment with the Company or its predecessors, except to the extent that such information is or has become a trade secret of the Company or is or otherwise has become the property of the

Company. Ostrov further acknowledges and agrees that he is estopped from and will not dispute in any proceeding the enforceability of this Paragraph 7(a).

                  (b) Restrictions. Except on behalf of the Company, Ostrov agrees that he will not, at any time prior to February 14, 2005, directly or indirectly:

                           (1) solicit or accept if offered to him, with or
                  without solicitation, on his own behalf or on behalf of any other person or entity, the services of any person who is a current employee of the Company (or was an employee of the Company during the year preceding such solicitation), nor solicit any of the Company's current employees (or any individual who was an employee of the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, nor agree to hire any current employee (or any individual who was an employee of the Company during the year preceding such hire) of the Company into employment with him or any other person or entity; or

                           (2) become associated, whether as an investor
                  (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, employee, agent, consultant or in any other capacity, in any business activities of any franchise, cooperative, retail or wholesale company with a core business in the hardware industry or maintenance, repair and operations commercial/industrial industries with annual sales in excess of $1,000,000,000 and in which forty percent (40%) or more of annual sales are in the hardware industry or maintenance, repair and operations.

                  (c) Enforcement. It is agreed that breach of this Paragraph 7 will result in irreparable harm and continuing damages to the Company and its business and that the Company's remedy at law for any such breach or threatened breach, will be inadequate and, accordingly, in addition to such other remedies as may be available to the Company at law or in equity in such event, any court of competent jurisdiction may issue a temporary and permanent injunction, without the necessity of the Company posting bond and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of this Paragraph 7, including, but not limited to, any injunction restraining the breaching party from disclosing, in whole or part, any Confidential Information. In addition to, but not in lieu of, the remedies contained herein, the Company and Ostrov agree that for purposes of this Release, damages will be difficult to assess and, in recognition thereof, Ostrov shall pay and the Company shall accept as liquidated damages, and not as a penalty, the sum of $50,000. Ostrov will pay all of the Company's costs and expenses, including reasonable attorneys' and accountants' fees, incurred in enforcing this Paragraph 7.

         8. Severability. If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

         9. Waiver. A waiver by the Company of a breach of any provision of this Release by Ostrov shall not operate or be construed as a waiver or estoppel of any subsequent breach by Ostrov. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

         10.      Miscellaneous Provisions.

                  (a) Announcements. Ostrov and the Company agree that he and it will keep the terms and amounts set forth in this Release completely confidential and, except as may be required by law, will not disclose any information concerning this Release's terms and amounts to any person other than his or its attorney, accountant, tax advisor, or in the case of Ostrov, his immediate family. Ostrov agrees and acknowledges that he will make no announcement about his resignation or about the affairs of the Company, which is in any manner inconsistent with the terms of this Release, and further agrees and acknowledges that any press or other written, oral or electronic public releases, or statements concerning his resignation, the terms of this Release or about the affairs of the Company shall be issued by the Company only. The foregoing notwithstanding, Ostrov shall not be prohibited from recounting his professional accomplishments while employed by the Company for the sole purpose of obtaining future employment.

                  (b) Timing. Ostrov represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Release, has knowingly and voluntarily entered into this Release freely and without coercion, and acknowledges that on February 5, 2003, the Company advised him to consult with an attorney prior to executing this Release and further advised him that he had twenty-one (21) days (until February 26, 2003) within which to consider this Release. Ostrov is voluntarily entering into this Release and neither the Company nor its agents, representatives, or attorneys made any representations concerning the terms or effects of this Release other than those contained in the Release itself.

                  (c) Revocation. Ostrov acknowledges that he has seven (7) days from the date this Release is executed in which to revoke his acceptance of the ADEA portion of this Release, and such portion of this Release will not be effective or enforceable until such seven (7)-day period has expired. If Ostrov revokes his acceptance of the ADEA portion of the Release, the remainder of the Release shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA, and the Company will have three (3) business days to rescind the entire Release by so notifying Ostrov.

                  (d) Compliance. Ostrov agrees that he shall sign: (i) the annual management representation letter to PricewaterhouseCoopers in conjunction with its fiscal year 2002 audit of the Company, and (ii) the Sarbanes-Oxley internal management team representation form provided to the Company's Chief Executive Officer and Chief Financial Officer.

         11. Complete Agreement. This Release sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to actual or potential claims arising from Ostrov's employment with the Company or the termination of Ostrov's employment with the Company.

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         12. Reimbursement. If Ostrov or his heirs, executors, administrators, successors or assigns (a) in the sole discretion of the Board, breaches Paragraphs 6, 7, 10(a) or 13 of this Release, or (b) attempts to challenge the enforceability of this Release, or (c) files a charge of discrimination, a lawsuit, or a claim of any kind for any matter released herein, all further payments and benefits owed under Paragraph 2 of the Release shall terminate and Ostrov or his heirs, executors, administrators, successors or assigns shall be obligated to tender back to the Company all payments made to him or them under Paragraph 2 of this Release (except for $1,000, which represents the consideration received by Ostrov in exchange for the release and waiver of rights or claims under the Age Discrimination in Employment Act of 1967, as amended), and to indemnify and hold harmless the Company from and against all liability, costs and expenses, including attorneys' fees, arising out of said breach, challenge or action by Ostrov, his heirs, executors, administrators, successors or assigns.

         13. Future Cooperation. In connection with any and all claims, disputes, negotiations, governmental or internal investigations, lawsuits or administrative proceedings (the "LEGAL MATTERS") involving the Company, or any of its current or former officers, employees or Board members (collectively, the "DISPUTING PARTIES" or, individually, a "DISPUTING PARTY"), Ostrov agrees to make himself available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements regarding a Disputing Party, meet with attorneys or other representatives of a Disputing Party, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such Legal Matters, as may, in the sole judgment of the Company, be reasonably requested. Ostrov may engage his own legal counsel in such legal matters, and, to the extent permitted under the Company's Directors' and Officers' insurance policy, such legal counsel will be reimbursed accordingly. In addition, Ostrov agrees that, through February 14, 2004, he shall be available from time to time to provide consulting services to the Company for up to one hundred (100) hours, as are reasonably assigned to him by the Company in regard to its business (the "SERVICES"). The Services will include Ostrov's advice, counsel and assistance to be furnished at the reasonable request of the Company from time to time in connection with its business. The Company agrees to give Ostrov reasonable notice of what Services it desires and when it desires them to be performed. In that connection, the Company and Ostrov agree to cooperate in resolving any scheduling problems that may arise with respect to Ostrov being available at the times requested. Ostrov shall diligently, competently and faithfully perform all duties, and shall use his best efforts to promote the Company. The Company agrees to make reasonable efforts to accommodate Ostrov's schedule in requesting the Services under this Paragraph 13. The Company further agrees to reimburse Ostrov's reasonable out of pocket expenses incurred in complying with the terms of this Paragraph 13. If the total number of hours of service required to be performed by Ostrov at the request of a Disputing Party or the Company under this Paragraph 13 exceeds one hundred (100), Ostrov shall be compensated at the rate of $175 per hour for each hour in excess of one hundred (100) upon submission of an itemized statement of services rendered.

         14. Arbitration. Any controversy, claim or dispute between the parties relating to Ostrov's employment or termination of employment, whether or not the controversy, claim or dispute arises under this Release (other than any controversy or claim arising under Paragraph 7), shall be resolved by arbitration in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes ("RULES") of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the County of Cook, State of Illinois. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to interpret or enforce Paragraph 7 of the Release (for which Paragraph 18 shall provide the exclusive venue), (c) to change or modify any provision of this Release, or (d) to award punitive damages or any other damages not measured by the prevailing party's actual damages and may not make any ruling, finding or award that does not conform to this Release. Each party shall initially bear one-half ( 1/2) of the costs of the arbitrator; provided, however, that the arbitrator may, in his or her sole discretion, award the prevailing party all or any part of his or its legal fees, costs and expenses of arbitration.

         15. Amendment. This Release may not be altered, amended, or modified except in writing signed by both Ostrov and the Company.

         16. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

         17. Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (iii) one (1) business day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient, as set forth below:

         To the Company:            TruServ Corporation
                                    8600 West Bryn Mawr Avenue
                                    Chicago, Illinois   60631-3505
                                    Attn:   Pamela Forbes Lieberman
                                    President and Chief Executive Officer

         To the Employee:           Robert Ostrov
                                    281 Park Avenue
                                    Highland Park, Illinois   60035

         18. Applicable Law. This Release shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to its conflict of law provisions. Furthermore, as to Paragraph 7, Ostrov agrees and consents to submit to personal jurisdiction in the state of Illinois in any state or federal court of competent subject matter jurisdiction situated in Cook

County, Illinois. Ostrov further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of Paragraph 7 of this Release shall be in a state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois. In addition, Ostrov waives any right to challenge in another court any judgment entered by such Cook County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum.

         19. Headings. The headings in this Release are inserted for convenience only and are not to be considered a constriction of the provisions hereof.

         20. Execution of Release. This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.

         PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

         IN WITNESS WHEREOF, Ostrov and the Company have voluntarily signed this Termination Agreement and General Release consisting of nine (9) pages on the date set forth above.

TruServ Corporation


By:  /s/  AMY MYSEL
   ---------------------------------------

  Its: Vice President of Human Resources       /s/ ROBERT OSTROV
      ------------------------------------     ---------------------------------
                                               Robert Ostrov

                              LETTER OF RESIGNATION


Effective February 14, 2003, I resign as Senior Vice President, Chief Administrative Officer and Secretary of TruServ Corporation. I also resign, effective February 14, 2002, as Corporate Secretary and from any and all Board seats I may hold on TruServ's behalf, including but not limited to, Board seats with Builder Marts of America, Inc. and Members Insurance.



                                               /s/ ROBERT OSTROV
                                               ---------------------------------
                                               Robert Ostrov





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